Exhibit 8.1

812 SAN ANTONIO STREET SUITE 600 AUSTIN, TEXAS 78701 TEL 512 • 583 • 5900 FAX 512 • 583 • 5940

February 13, 2015

Business First Bancshares, Inc.

Business First Bank Plaza

8440 Jefferson Highway, Suite 101

Baton Rouge, Louisiana 70809

American Gateway Financial Corporation

320 North Alexander Avenue

Port Allen, Louisiana 70767

Ladies and Gentlemen:

We have acted as special counsel to Business First Bancshares, Inc., a Louisiana corporation (“Company”), in connection with the proposed merger (the “Merger”) of B1B Interim Corporation, a Louisiana corporation and wholly-owned subsidiary of the Company (“B1B”), with and into American Gateway Financial Corporation, a Louisiana corporation (“AGFC”), followed by the merger of AGFC with and into the Company, pursuant to that certain Agreement and Plan of Reorganization dated as of July 24, 2014, and amended as of November 10, 2014, by and between the Company, AGFC and B1B (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement. At your request, we are rendering our opinion concerning certain United States federal income tax matters relating to the Merger.

In providing our opinion, we have examined the Agreement, the Form S-4 filed with the U.S. Securities and Exchange Commission (“Commission”) on November 12, 2014 (including the proxy statement/ prospectus contained therein, as amended or supplemented through the date hereof, the “Registration Statement”), and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the transaction and the parties thereto set forth in the Agreement are true, complete and correct, and the Registration Statement is true, complete and correct, (iii) the factual statements and representations made by the Company, AGCF and B1B in their respective officer’s certificates dated as of a recent date and delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, complete and correct as of the date hereto and will remain true, complete and correct at all times up to and

February 13, 2015

including the Effective Time, (iv) any such statements and representations made in the Officer’s Certificates “to the knowledge of” any person or similarly qualified are and will be true, complete and correct without such qualification, and (v) the Company, AGFC, B1B and their respective subsidiaries will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above-described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, we are of the opinion that, under currently applicable United States federal income tax law: (i) the Merger, when consummated in accordance with the terms of the Agreement and the Registration Statement, will, pursuant to Revenue Ruling 2001-46, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) the discussion contained in the Registration Statement under the heading “Material United States Federal Income Tax Consequences”, insofar as it presents legal conclusions with respect to matters of U.S. federal income tax law, subject to the limitations and qualifications referred to therein, accurately summarizes the material U.S. federal income tax consequences of the Merger to U.S. shareholders of the Company and constitutes the opinion of Fenimore, Kay, Harrison & Ford, LLP.

Other than the opinions set forth above, we express no opinion on any issue relating to (i) the tax consequences of the transactions contemplated by the Agreement, (ii) the appropriate method to determine fair market value of any stock or other consideration received in any sale or exchange, and (iii) the laws of any jurisdiction other than the federal laws of the United States of America. Our opinion relates solely to material United States federal income tax consequences of the Merger, and no opinion is implied or should be inferred beyond those matters. Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform the Company of any such change or inaccuracy that may occur or come to our attention.

Although we may have acted as counsel to the Company or AGFC in connection with certain matters other than the Merger, our engagement is limited to certain matters about which we have been consulted. Consequently, there may exist matters of a factual or legal nature involving the Company or AGFC as to which we have not been consulted and have not represented the Company or AGFC. This opinion letter is limited to the matters stated herein and no opinions may be implied or inferred beyond the matters expressly stated herein. This opinion letter is delivered solely for the benefit of the Company, AGFC, and their respective shareholders in connection with the Agreement. No party or entity other than the Company, AGFC and their respective shareholders is entitled to rely on this opinion letter without the express prior written consent of this firm.

February 13, 2015

We are furnishing this opinion in connection with the closing of the transactions contemplated by the Agreement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Commission as Exhibit 8.1 to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

CIRCULAR 230 DISCLOSURE

TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, WE INFORM YOU THAT THIS OPINION IS LIMITED TO THE ONE OR MORE FEDERAL TAX ISSUES ADDRESSED HEREIN. ADDITIONAL ISSUES MAY EXIST THAT COULD AFFECT THE FEDERAL TAX TREATMENT OF THE TRANSACTION OR MATTER THAT IS THE SUBJECT OF THE OPINION, AND THE OPINION DOES NOT CONSIDER OR PROVIDE A CONCLUSION WITH RESPECT TO ANY ADDITIONAL ISSUES. WITH RESPECT TO ANY SIGNIFICANT FEDERAL TAX ISSUES OUTSIDE THE LIMITED SCOPE OF THIS OPINION, THE OPINION WAS NOT WRITTEN, AND CANNOT BE USED BY THE TAXPAYER, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL TAX PENALTIES.

Very truly yours,

/s/ Fenimore, Kay, Harrison & Ford, LLP

Fenimore, Kay, Harrison & Ford, LLP